Exhibit 10.1.9
CARDINAL HEALTH, INC.
RESTRICTED SHARES AGREEMENT
     On August 15, 2006 (the “Grant Date”), Cardinal Health, Inc., an Ohio corporation (the “Company”), has awarded to [employee name] (“Awardee”), [# of shares] common shares, without par value, of the Company (the “Restricted Shares”). The Restricted Shares have been granted pursuant to the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended (the “Plan”), and shall be subject to all provisions of the Plan, which are incorporated herein by reference, and shall be subject to the provisions of this Restricted Shares Agreement (this “Agreement”). Capitalized terms used in this Agreement which are not specifically defined shall have the meanings ascribed to such terms in the Plan.
     1. Vesting. Subject to the provisions set forth elsewhere in this Agreement, the Restricted Shares shall vest in accordance with the following schedule: 33.33% of the Restricted Shares shall vest on the first anniversary of the Grant Date, an additional 33.33% of the Restricted Shares shall vest on the second anniversary of the Grant Date, and the final 33.34% of the Restricted Shares shall vest on the third anniversary of the Grant Date (each such vesting date, the “Vesting Date” with respect to the Restricted Share Units scheduled to vest on such date). Notwithstanding the foregoing, in the event of a Change of Control prior to Awardee’s Termination of Employment, the Restricted Shares shall vest in full.
     2. Transferability. Prior to the applicable vesting of a Restricted Share, Awardee shall not be permitted to sell, transfer, pledge, assign or otherwise encumber the then unvested Restricted Share, except as otherwise provided in Paragraph 3 of this Agreement.
     3. Termination of Employment. Except as set forth below, if a Termination of Employment occurs prior to the vesting of a Restricted Share, such Restricted Share shall be forfeited by Awardee. If a Termination of Employment occurs prior to the vesting in full of the Restricted Shares by reason of Awardee’s death, then the restrictions with respect to any unvested Restricted Shares shall lapse and such Restriced Shares shall vest in full and not be forfeited.
     4. Triggering Conduct/Competitor Triggering Conduct. As used in this Agreement, “Triggering Conduct” shall include the following: disclosing or using in any capacity other than as necessary in the performance of duties assigned by the Company and its Affiliates (collectively, the “Cardinal Group”) any confidential information, trade secrets or other business sensitive information or material concerning the Cardinal Group; violation of Company policies, including conduct which would constitute a breach of any of the Certificates of Compliance with Company Policies and/or the Certificates of Compliance with Company Business Ethics Policies signed by Awardee; directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is an employee, representative, officer or director of the Cardinal Group at any time within the 12 months prior to Awardee’s Termination of Employment; any action by Awardee and/or his or her representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Cardinal Group and any of its customers, potential customers, vendors and/or suppliers that were known to Awardee; and breaching any provision of any employment or severance agreement with a member of the Cardinal Group. As used in this Agreement, “Competitor Triggering Conduct” shall include, either during Awardee’s employment or within one year following Termination of Employment, accepting employment with or serving as a consultant or advisor or in any other capacity to an entity that is in competition with the business conducted by any member of the Cardinal Group (a “Competitor”), including, but not limited to, employment or another business relationship with any Competitor if Awardee has been introduced to trade secrets, confidential information or business sensitive information during Awardee’s employment with the Cardinal Group and such information would aid the Competitor because the threat of disclosure of such information is so great that, for purposes of this Agreement, it must be assumed that such disclosure would occur.
     5. Special Forfeiture/Repayment Rules. For so long as Awardee continues as an employee with the Cardinal Group and for three years following Termination of Employment regardless of the reason, Awardee agrees not to engage in Triggering Conduct. If Awardee engages in Triggering Conduct during the time period set forth in the preceding sentence or in Competitor Triggering Conduct during the time period referenced in the definition of “Competitor Triggering Conduct” set forth in Paragraph 4 above, then:
     (a) any Restricted Shares that have not yet vested shall immediately and automatically terminate, be forfeited, and shall cease to exist; and
     (b) Awardee shall, within 30 days following written notice from the Company, pay to the Company an amount equal to (x) the aggregate gross gain realized or obtained by Awardee resulting from the vesting of all Restricted Shares, measured as of the date of vesting (i.e., the market value of the Restricted Shares on the date of vesting), that have already vested at any time within three years prior to the Triggering Conduct (the “Look-Back Period”), minus (y) $1.00. If Awardee engages only in Competitor Triggering Conduct, then the Look-Back Period shall be shortened to exclude any period more than one year prior to Awardee’s Termination of Employment, but including any period between the time of Termination of Employment and the time of Awardee’s engaging in Competitor Triggering Conduct. Awardee may be released from Awardee’s obligations under this Paragraph 5 if and only if the Administrator (or its duly appointed designee) determines, in writing and in its sole discretion, that such action is in the best interests of the Company. Nothing in this Paragraph 5 constitutes a so-called “noncompete” covenant. This Paragraph 5 does, however, prohibit certain conduct while Awardee is associated with the Cardinal Group and thereafter and does provide for the forfeiture or repayment of the benefits granted by this Agreement under certain circumstances, including, but not limited to, Awardee’s acceptance of employment with a Competitor. Awardee agrees to provide the Company with at least 10 days written notice prior to directly or indirectly accepting employment with, or serving as a consultant or advisor or in any other capacity to, a Competitor, and further agrees to inform any such new employer, before accepting employment, of the terms of this Paragraph 5 and Awardee’s continuing obligations contained herein. No provision of this Agreement shall diminish, negate or otherwise impact any separate noncompete or other agreement to which Awardee may be a party, including, but not limited to, any of the Certificates of Compliance with Company Policies and/or the Certificates of Compliance with Company Business Ethics Policies; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Awardee contained in this Agreement, the provisions of this Agreement shall take precedence and such other inconsistent provisions shall be null and void. Awardee acknowledges and agrees that the provisions contained in this Agreement are being made for the benefit of the Company in consideration of Awardee’s receipt of the Restricted Shares, in consideration of employment, in consideration of exposing Awardee to the Company’s business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Awardee further acknowledges that the receipt of the Restricted Shares and execution of this Agreement are voluntary actions on the part of Awardee and that the Company is unwilling to provide the Restricted Shares to Awardee without including the restrictions and covenants of Awardee contained in this Agreement. Further, the parties agree and acknowledge that the provisions contained in Paragraphs 4 and 5 are ancillary to, or part of, an otherwise enforceable agreement at the time the agreement is made.
     6. Right of Set-Off. By accepting these Restricted Shares, Awardee consents to a deduction from, and set-off against, any amounts owed to Awardee by any member of the Cardinal Group from time to time (including, but not limited to, amounts owed to Awardee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Cardinal Group by Awardee under this Agreement.
     7. Shareholder Rights and Restrictions. Except with regard to the disposition of Restricted Shares and the receipt of dividends, Awardee shall generally have all rights of a shareholder with respect to the Restricted Shares from the Grant Date, including, without limitation, the right to vote such Restricted Shares, but subject, however, to those restrictions in this Agreement or in the Plan. Dividends with respect to the Restricted Shares shall be accrued until the Vesting Date for such Restricted Shares and paid thereon (subject to the same vesting requirements as the underlying Restricted Share award).
     8. Withholding Tax.
     (a)Generally. Awardee is liable and responsible for all taxes owed in connection with the Restricted Shares, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Restricted Shares. The Company does not make any representation or undertaking regarding the tax treatment or treatment of any tax withholding in connection with the grant or vesting of the Restricted Shares or the subsequent sale of the Restricted Shares. The Company does not commit and is under no obligation to structure the Restricted Shares to reduce or eliminate Awardee’s tax liability.
     (b) Payment of Withholding Taxes. Prior to any event in connection with the Restricted Shares (e.g., vesting) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”), Awardee is required to arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. Unless Awardee elects to satisfy the Tax Withholding Obligation by an alternative means that is then permitted by the Company, Awardee’s acceptance of this Agreement constitutes Awardee’s instruction and authorization to the Company to withhold on Awardee’s behalf the number of Restricted Shares when the Restricted Shares become vested as the Company determines to be sufficient to satisfy the Tax Withholding Obligation. In the case of any amounts withheld for taxes pursuant to this provision in the form of shares, the amount withheld shall not exceed the minimum required by applicable law and regulations.
     9. Beneficiary Designation. Awardee may designate a beneficiary to receive any Restricted Shares to which the Awardee is entitled and which vest as a result of Awardee’s death. Notwithstanding the foregoing, if Awardee engages in Triggering Conduct or Competitor Triggering Conduct as herein defined, the Restricted Shares subject to such beneficiary designation shall be subject to the Special Forfeiture/Repayment Rules and the Company’s Right of Set-Off or other right of recovery set forth in this Agreement, and all rights of the beneficiary shall be subordinated to the rights of the Company pursuant to such provisions of this Agreement. Awardee acknowledges that the Company may exercise all rights under this Agreement and the Plan against Awardee and Awardee’s estate, heirs, lineal descendants and personal representatives and shall not be limited to exercising its rights against Awardee’s beneficiary.
     10. Governing Law/Venue. This Agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this Agreement and that the Restricted Shares and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this Agreement shall be brought in state or federal courts located in Franklin County, Ohio, and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. Awardee acknowledges that the covenants contained in

Paragraphs 4 and 5 of this Agreement are reasonable in nature, are fundamental for the protection of the Company’s legitimate business and proprietary interests, and do not adversely affect Awardee’s ability to earn a living in any capacity that does not violate such covenants. The parties further agree that in the event of any violation by Awardee of any such covenants, the Company will suffer immediate and irreparable injury for which there is no adequate remedy at law. In the event of any violation or attempted violations of the restrictions and covenants of Awardee contained in this Agreement, the Cardinal Group shall be entitled to specific performance and injunctive relief or other equitable relief, including the issuance ex parte of a temporary restraining order, without any showing of irreparable harm or damage, such irreparable harm being acknowledged and admitted by Awardee, and Awardee hereby waives any requirement for the securing or posting of any bond in connection with such remedy, without prejudice to the rights and remedies afforded the Cardinal Group hereunder or by law. In the event that it becomes necessary for the Cardinal Group to institute legal proceedings under this Agreement, Awardee shall be responsible to the Company for all costs and reasonable legal fees incurred by the Company with regard to such proceedings. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this Agreement.
     11. Action by the Administrator. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Administrator. The parties agree to be bound by the decisions of the Administrator with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Administrator may delegate its functions under this Agreement to an officer of the Cardinal Group designated by the Administrator (hereinafter the “Designee”). In fulfilling its responsibilities hereunder, the Administrator or its Designee may rely upon documents, written statements of the parties or such other material as the Administrator or its Designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Administrator or its Designee and that any decision of the Administrator or its Designee relating to this Agreement, including, without limitation, whether particular conduct constitutes Triggering Conduct or Competitor Triggering Conduct, shall be final and binding unless such decision is arbitrary and capricious.
     12. Prompt Acceptance of Agreement. The Restricted Shares grant evidenced by this Agreement shall, at the discretion of the Administrator, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by Awardee by indicating Awardee’s acceptance of this Agreement in accordance with the acceptance procedures set forth on the Company’s third-party equity plan administrator’s web site, within 90 days of the Grant Date.
     13. Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Shares grant under and participation in the Plan or future Restricted Shares that may be granted under the Plan by electronic means or to request Awardee’s consent to participate in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of restricted share grants and the execution of restricted share agreements through electronic signature.

     14. Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by Awardee to the Company will be in writing and will be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:
Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Attention: Chief Legal Officer
Facsimile: (614) 757-2797
All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to Awardee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Awardee.

CARDINAL HEALTH, INC.

By:

Its:

ACCEPTANCE OF AGREEMENT
     Awardee hereby: (a) acknowledges that he or she has received a copy of the Plan, a copy of the Company’s most recent annual report to shareholders and other communications routinely distributed to the Company’s shareholders, and a copy of the Plan Description dated February 22, 2006, pertaining to the Plan; (b) voluntarily and knowingly accepts this Agreement and the Restricted Shares granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement, including the provisions in the Agreement regarding “Triggering Conduct/Competitor Triggering Conduct” and “Special Forfeiture/Repayment Rules” set forth in Paragraphs 4 and 5 above; (c) represents that he or she understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed the Agreement; (d) represents and warrants to the Company that he or she is purchasing the Restricted Shares for his or her own account, for investment, and not with a view to or any present intention of selling or distributing the Restricted Shares either now or at any specific or determinable future time or period or upon the occurrence or nonoccurrence of any predetermined or reasonably foreseeable event; and (e) agrees that no transfer of the Restricted Shares shall be made unless the Restricted Shares have been duly registered under all applicable Federal and state securities laws pursuant to a then-effective registration which contemplates the proposed transfer or unless the Company has received a written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration.